Exhibit 10.2

ASLAN PHARMACEUTICALS LIMITED

2017 Employee Share Option Plan 1

ARTICLE 1	Purpose of the Plan

To attract and retain the professional talent needed by the Company and to motivate employees, improve employee retention and enhance employees’ productivity and sense of belonging toward the Company so as to jointly enhance the Company’s and shareholders’ interests, the Company has established this Plan pursuant to Article 28-3 of the Securities and Exchange Act, the Regulations Governing the Offering and Issuance of Securities by Securities Issuers promulgated by the ROC Financial Supervisory Commissions, Executive Yuan (the “FSC”), and other applicable rules and regulations.

ARTICLE 2	Definitions

The following words and expressions shall have the meanings assigned to them below:

•	“Assumed” shall mean, pursuant to a Corporate Transaction, either (a) the Award is expressly affirmed by the Company or (b) the contractual obligations represented by the Award are expressly assumed by the successor entity or its parent or holding company in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its parent or holding company subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

•	“Award” shall mean the grant of an Option or other right or benefit under the Plan; and “Awarded” or similar derivatives shall be construed accordingly.

•	“Award Date” shall have the meaning set forth in Article 3.

•	“Award Letter” shall mean the written document evidencing the grant of an Award under the Plan by the Company to an Optionee, which may set out a schedule of staggered vesting times.

•	“Board” shall mean the board of directors of the Company.

•	“Cause” shall mean with respect to the termination of an Optionee’s employment with the Company or the Subsidiary, shall mean (a) as such term (or word of like import) is expressly defined in a then-effective written agreement between the Optionee and the Company or the Subsidiary; or (b) in the absence of such agreement and definition, shall mean, in the determination of the Board, the Optionee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or the Subsidiary; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or the Subsidiary; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

•	“Change in Control” shall mean a change in ownership or control of the Company effected through the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Directors do not recommend such shareholders accept, or

•	“Company” shall mean ASLAN Pharmaceuticals Limited.

•	“Competent Authority” shall mean the FSC, being the competent authority for the purposes of approvals for the Plan.

•	“Corporate Transaction” shall mean any of the following transactions, provided, however, that the Board shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)	the complete liquidation or dissolution of the Company;

(iv)	any reverse merger or series of related transactions culminating in a reverse merger in which the Company is the surviving entity but (a) the Shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (b) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction; or

(v)	acquisition in a single or series of related transactions by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction.

•	“Exercise Price” shall mean the price at which Shares may be purchased in exercise of Options, as specified in the Award Letter not being lower than the closing price of the Company’s Shares listed on the Taiwan Stock Exchange or Taipei Exchange as of the Award Date unless otherwise approved by the shareholders at a shareholders meeting in accordance with Article 56-1 of the Regulations Governing the Offering and Issuance of Securities by Securities Issuers, or as adjusted in accordance with Article 8.

•	“FSC” shall have the meaning defined in Article 1.

•	“NT$” mean the lawful currency for the time being of the ROC.

•	“Optionees” shall have the meaning defined in Article 4.1.

•	“Options” shall mean options, designated as Series A Share options of the Company, to purchase Shares pursuant to an Award Letter.

•	“Plan” shall mean this 2017 Employee Share Option Plan.

•	“Replaced” shall mean, pursuant to a Corporate Transaction, the Award is replaced with a comparable share award or a cash incentive program of the Company, the successor entity (if applicable) or parent or holding company of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Board and its determination shall be final, binding and conclusive.

•	“ROC” shall mean the Republic of China.

•	“Share” shall mean an ordinary share of the Company with par value at NT$10 each having the rights and restrictions as set out in the Memorandum and Articles of Association of the Company.

•	“Subsidiaries” shall have the meaning set forth in Article 4.1.

•	“Term” shall mean the tenth anniversary of the Aware Date.

•	“VP of Finance” shall have the meaning set forth in Article 4.1.

ARTICLE 3	Grant Period

Options shall be Awarded in one lot or in multiple instalments within one year of the receipt of the notice from the Competent Authority confirming that the application made by the Company for approval for the issuance of Shares in accordance with the Plan has taken effect. The Chairman will be authorized to determine actual date of the Awards within that year (the “Award Date”).

ARTICLE 4	Eligible Employees and Limit on Number of Shares Held by Single Employee

4.1	Optionees

Those persons eligible to receive Awards under the Plan (“Optionees”) shall be limited to regular full-time employees of the Company and subsidiaries in which the Company directly or indirectly holds more than 50% of the voting shares (the “Subsidiaries”), as recorded on the subscription qualification record date. The subscription qualification record date is determined by the Chairman. For Optionees who are senior managers of the Company, approval from the remuneration committee of the Company shall also be obtained prior to the Award of Options under the Plan to them.

The vice president of finance of the Company (the “VP of Finance”) shall prepare the list of qualified Optionees and of the number of Options which each such Optionee may be entitled to, by reference to the following factors, including, without limitation, his or her seniority, position, performance, past and estimated overall contributions, special achievements, or potential. Such list shall be proposed by the VP of Finance to the Board for its approval.

4.2	Limit on Number of Shares Held by Single Employee

The accumulated sum of the Shares purchasable through exercise of Options and the number of restricted Shares held by one single employee shall not be in excess of 1% of the total issued Shares of the Company, unless prior approval of the ROC Industrial Bureau, Ministry of Economic Affairs has been obtained.

ARTICLE 5	Type and Total Number of Shares Subject to the Plan

Options shall be over Shares of the Company. The aggregate maximum number of Options to be issued under the Plan is 1,000,000 units which represent 1,000,000 Shares. The Shares to satisfy performance of the Company’s option obligations will be newly issued Shares.

ARTICLE 6	Terms and Conditions

6.1	Period of Right

6.1.1	The Options will expire at the end of the Term and may not be exercised thereafter.

6.1.2	The Options and the rights and interests thereon shall not be sold, transferred, pledged, gifted to others, or disposed of in any other manner, except in the case of inheritance.

6.1.3	On the day following the second anniversary of the Award Date, all Options shall be fully vested and Optionees may exercise any or all of the Options at any time thereafter until the expiration of the Term:

6.2	Who May Exercise Options

The Options, whilst still valid during the Term, may only be exercised (a) during the lifetime of the Optionee, by the Optionee, or (b) in the event of the Optionee’s death, by the Optionee’s legal beneficiaries.

6.3	Termination of Optionee’s Employment

Optionees shall be allowed to retain vested Options until the end of the Term even after termination of their employment, unless such termination of employment is for Cause. Any unvested Options will be voided upon termination of employment unless the Board approves otherwise; provided that, in respect of any Optionee whose employment with the Company terminates:

(a)	during the period between the first anniversary of the Award Date and prior to the second anniversary of the Award Date; and

(b)	such termination is not for Cause,

Options equal to the sum of one half of the total Options Awarded to such Optionee in the Award Letter, shall be vested upon such termination of employment but such vested Options may only be exercised after the second anniversary of the Award Date.

6.4	Procedures to Handle Voided Options:

The Company shall cancel and shall not re-issue Options which have become void.

ARTICLE 7	Corporate Transactions and Changes in Control.

7.1	Termination of Award to Extent Not Assumed in Corporate Transaction.

Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan which have not been Assumed, shall terminate.

7.2	Acceleration of Award Upon Corporate Transaction

Except as provided otherwise in an individual Award Letter, in the event of a Corporate Transaction if permitted by the applicable laws:

(a)	for the portion of each Award that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive program (if Replaced), shall automatically become fully vested, exercisable and payable for all of the Shares (or other consideration) at the time represented by such Assumed or Replaced portion of the Award, immediately upon termination of the Optionee’s employment if such employment is terminated by the successor company or the Company without Cause, or voluntarily by the Optionee, within twelve (12) months of the Corporate Transaction; and

(b)	for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction. To the extent that Awards neither Assumed nor Replaced are not exercised prior to the consummation of such Corporate Transaction, they shall lapse after such consummation.

7.3	Change in Control.

Except as provided otherwise in an individual Award Letter, if within twelve (12) months following a Change in Control (other than a Change in Control which also is a Corporate Transaction), the Optionee’s employment is terminated by the Company without Cause, or is terminated voluntarily by the Optionee, each Award of such Optionee which is at the time outstanding under the Plan shall automatically become fully vested and exercisable, immediately upon the termination of such employment.

ARTICLE 8	Adjustment of the Exercise Price

8.1	After the Options have been Awarded, except as otherwise provided in this Plan, in the event of any change in the number of the Shares pursuant to a capital increase by cash, recapitalization from retained earnings, recapitalization from capital reserve, combination of shares, share split, participation in the offering of overseas depositary receipts through capital increase by cash, share issuance due to merger or acquisition as consideration of receipt of other companies’ shares, or other circumstances under which the Company issues new shares without receiving any consideration (however, not including the following circumstances: (a) new share issuance pursuant to the exercise of rights in bonds or shares with an attached warrant or convertible rights; or (b) issuance of new employee’s restricted Shares pursuant to the Regulations Governing the Offering and Issuance of Securities by Securities Issuers and other applicable laws), the Exercise Price shall be adjusted based on the following formula (to be rounded up to the nearest NT$0.1):

Adjusted Exercise Price =

Exercise Price before adjustment × { [number of issued Shares + (subscription price per new Share × number of new Shares) / Exercise Price before adjustment] / (number of issued Shares + number of new Shares issued) }

8.1.1	“Issued Shares” refers to the total number of issued Shares of the Company. Shares represented by the certificates of bond-to-Share conversion and certificates of payment of warrant shares shall not be included.

8.1.2	In the event of share dividends or share splits, the subscription price per new Share shall be zero.

8.1.3	In the event of a merger with another company, the Exercise Price may be adjusted pursuant to applicable laws and regulations.

8.1.4	In the event that the adjusted Exercise Price is higher than the original Exercise Price, the original Exercise Price shall prevail.

8.2	After the Options have been Awarded, for any decrease in the number of Shares of the Company due to a capital reduction from the cancellation of Shares (other than a capital reduction resulting from the cancellation of treasury shares), the Exercise Price shall be adjusted based on the following formula (to be rounded up to the nearest NT$0.1):

Adjusted Exercise Price =

(Exercise Price before adjustment × number of issued Shares of the Company before capital reduction) / number of issued Shares after capital reduction.

8.3	After the issuance of Options, in the event of adjustment of the Exercise Price pursuant to Article 8.1 or 8.2 herein, the Board shall adjust the number of Shares conversely that each unit of Option may be entitled to accordingly, to reflect the adjusted Exercise Price, subject to the maximum authorized Shares set forth in the then-current Memorandum and Articles of Association of the Company.

ARTICLE 9	Procedures for Exercising Options

9.1	Except during book closure periods in accordance with applicable laws and regulations, the Optionee may exercise the Option to purchase and subscribe for Shares in accordance with the vesting schedule stipulated in Article 6.1.3. The Optionee shall fill out an “Exercise Notice” and submit it to the shareholder services agent of the Company. After verifying the completeness of the documents, the shareholder services agent of the Company shall request that the Optionee make payment for the Shares to a designated bank.

9.2	After the Company confirming that full payment for the Shares has been collected, the shareholder services agent of the Company shall enter the number of Shares so subscribed into the register of members of the Company and deliver to such Optionee the newly issued shares within five (5) business days by means of book-entry system.

9.3	If the Shares of the Company, subject to applicable laws and regulations, are traded on the Taiwan Stock Exchange or Taipei Exchange on the date of delivery, such Shares may be traded on the Taiwan Stock Exchange or Taipei Exchange from the date of delivery to such Optionee.

9.4	Within 15 days after the end of each quarter, the Company shall report how many Shares have been issued pursuant to exercise of the Options under the Plan, and the balance of Shares remaining to be so issued.

9.5	The Shares issued by the Company for subscriptions to be made pursuant to exercise of the Options shall bear the same rights and obligations as other Shares of the Company.

ARTICLE 10	Award Letters and Confidentiality

10.1	After the Company has completed the issuance procedures as required by applicable laws and regulations, the Chairman shall issue “Award Letters” to those to whom the Board has decided it will Award Options.

10.2	The Optionees shall keep confidential the relevant content and the number of the Options Awarded. In the event of violation of such confidentiality liability, the Company may recall and cancel Options in possession of such Optionee that have not yet been vested.

ARTICLE 11	Implementation Guidelines

Each Optionee shall be notified by the Company separately with regard to the operational matters and period relating to Options Awarded, exercise procedures and payment procedures.

ARTICLE 12	Other Important Conditions

12.1	This Plan shall be approved by a majority vote at a meeting of the Board attended by two-thirds or more of the Directors and shall become effective after being approved by the Competent Authority. Amendments shall be made following the same procedures. If, during the reviewing process, the Competent Authority requests that amendments be made, the Chairman is authorized to amend the Plan and submit it to the Board for ratification afterwards.

12.2	Any disputes or differences of any nature arising hereunder shall be referred to the Board and its decision shall be final and binding in all respects.

12.3	Any other matters not set forth herein shall be dealt with in accordance with the applicable laws and regulations.